Exhibit 99.1

MEDALIST DIVERSIFIED REIT, INC. ANNOUNCES DIVIDEND OF

$0.05 PER SHARE ON ITS COMMON STOCK AND $0.50 PER SHARE ON ITS SERIES A PREFERRED STOCK

RICHMOND, Va., July 5, 2024--(BUSINESS WIRE)--Medalist Diversified REIT (NASDAQ: MDRR) (the "Company" or "Medalist"), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate in the Southeast region of the U.S., announced that its Board of Directors has authorized and the Company has declared a quarterly dividend on its common stock (the "Common Stock") in the amount of $0.05 per share (the "Dividend"). The Dividend will be payable in cash on July 26, 2024 to holders of record of the Common Stock as of July 23, 2024.

The Board of Directors has also authorized and the Company has declared a quarterly dividend on its 8.0% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") in the amount of $0.50 per share (the "Series A Dividend"). The Series A Dividend will be payable in cash on July 26, 2024 to holders of record of the Series A Preferred Stock as of July 23, 2024.

Contacts

Brent Winn
Medalist Diversified REIT, Inc.
bwinn@medalistreit.com